Exhibit 10.49

Responsible Entity CPT Manager Limited ABN 37 054 494 307	Centro Properties Group	Centro Properties Limited ABN 45 078 590 682 Centro Property Trust ARSN 091 043 793

July 9, 2007

Name

Position

Centro US

Dear First name,

Centro Executive Option Plan

On behalf of the Board of Centro Properties Limited (“Centro”), I am delighted to offer you the opportunity to participate in an issue of Options pursuant to the Centro Executive Option Plan (“Plan”).  The Board believes the Plan will link your rewards with the strategic long term goals and performance of Centro and with the maximization of shareholder wealth.

1.             Invitation

You are invited to apply to receive [Number] Options over Stapled Securities (“Securities”) in Centro Properties Group (ASX:CNP).  Fifty percent (50%) of these Options will be subject to a time vesting condition (“Time Options”) and fifty percent (50%) will be subject to a performance vesting condition (“Performance Options”).

This invitation is being made by Centro Properties Group on behalf of your employer Centro Watt Management Joint Venture 2 LP (“CWMJV”) as a part of the Long Term Incentive component of your compensation package and, where appropriate, is in line with any contractual obligations with CWMJV covering Long Term Incentives.

Key Dates

The key dates in relation to this invitation are:

• Opening Date for Application	July 10, 2007
• Closing Date for Application	July 20, 2007
• Grant Date	July 31, 2007

If you wish to apply for a grant of Options under this invitation, your completed Application Form, included with this invitation letter, must be faxed back to Samantha Aveling, Company Secretarial Officer, Centro Properties Group on +61 3 9803 1112 or sent by PDF attachment to samantha.aveling@centro.com.au by no later than 5.00 pm Pacific Coast Time on July 20, 2007.

2.             Terms of the Issue

The invitation is made on the terms set out in this letter and the Plan Rules.  This letter sets out the terms of issue of the Options (in addition to the Plan Rules) to assist you in deciding whether to apply for the grant of Options pursuant to the Plan.  Enclosed with this letter is a copy of the Plan Rules.  Also enclosed is an Executive Option Plan Information Memorandum (“Memorandum”) which outlines some frequently asked questions in relation to the Plan and a summary of the US taxation consequences.  Terms defined in this invitation have the same meaning as in the Plan Rules.  In the event of any inconsistency between this invitation, the Plan Rules and the Memorandum, the Plan Rules take precedence over both documents and this invitation takes precedence over the Memorandum.

2.1          Issue of Options

Assuming you submit your application by the date set forth above and you are an employee of a Centro Employer (as defined in section 2.3 below) on the Grant Date, you will be granted the number of options designated in Section 1 above on the Grant Date.  Each Option will, subject to these terms of issue, entitle you upon vesting to acquire one Security at the Exercise Price (see section 2.2 below).

A Security is one fully paid ordinary Share in Centro Properties Limited and one Unit in the Centro Property Trust, which are stapled together so that one may not be dealt with without the other.  (Each ‘Option’ issued to you in fact comprises separate options over a Centro Properties Limited Share (“Share Option”) and over a Centro Properties Trust Unit (“Unit Option”).)

The Securities issued to you when you exercise your Options will be of the same class, and will rank equally with, Securities on issue at the date of issue of your Securities.  However, your Securities will not carry any rights (e,g. voting or distribution/dividend rights), which attach to those Securities as a result of a record date which occurs before you exercise your Options.

The Securities will be issued to you not later than 20 business days after you exercise your Options.  Centro will apply to have your Securities quoted on the ASX within a reasonable time after they are issued to you.

2.2          Exercise Price of Options

As a condition to the exercise of your Options you must pay the Exercise Price to Centro.

The Exercise Price will be in A$ and will equal the weighted average of prices at which Securities are traded on the ASX during the 5 (five) trading days up to and including the Grant Date.  The Exercise Price will be noted on the Option certificate, which will be issued to you.

The Exercise Price may be adjusted in accordance with the Plan Rules if Centro completes a rights issue or capital reorganization prior to the time you exercise your Options.  We will advise you in writing if the Exercise Price is adjusted during the life of your Options.

You are reminded of the need to ensure any exercise of these Options, or trading in the Securities issued as a result of the exercise, is carried out in accordance with company policies and relevant legislation governing Insider Trading.

2.3          Vesting of Options

Your Options can only be exercised if they vest.  Time Options will only vest if you remain employed by a Centro Employer on the Vesting Day.  Performance Options will only vest if you remain employed by a Centro Employer on the Vesting Day AND the Vesting Condition (see section 2.4 below) is satisfied.

For the purposes of this invitation, a Centro Employer is a company which is wholly or majority owned by Centro.

Subject to a change of control (see section 2.5 below), the Vesting Day for both Time Options and Performance Options is July 31, 2010.  However, if the UBS Equities Limited “S&P/ASX Property 200 Accumulation” index for the period ending on June 30, 2010 is not published by that day, the Board may substitute another Vesting Day for the Performance Options.

Note that whereas the 3 (three) year period for the purposes of the Vesting Condition for the performance options (refer 2.4 below) will end on June 30, 2010, the Vesting Day will be July 31, 2010 - assuming the relevant UBS Equities index is by then published.  You must therefore remain employed by a Centro Employer on July 31, 2010 for your Options to vest.

2.4          Vesting Condition for Performance Options

The Vesting Condition for the Performance Options is designed to ensure that both executives and security holders benefit from the issue of your Performance Options.  Subject to section 2.5, Change of Control, it involves a comparison of the Total Shareholder Return (“TSR”) on Centro’s Securities with that of other Australian listed property trust (“LPT”) securities.

Centro’s TSR over the three years prior to June 30, 2010 is to be compared to the TSR of each other entity in the UBS Equities Limited “Standard & Poors/Australian Securities Exchange (“S&P/ASX”) Property 200 Accumulation” index (or any similar or replacement index as determined by the Board) over the same period.  Only TSRs which have been in the index for the full 3 (three) years will be compared.

TSR measures the total return on a security.  It takes into account both capital appreciation and distributions of income.  It assumes a notional reinvestment of distributions paid on the security (on a pre-tax basis) - to purchase additional securities at the market price prevailing on the day before the securities begin trading ex the relevant distribution.

Centro and each of the other LPTs will be ranked according to their respective TSRs.

The ranking will determine the number of Performance Options which vest:

•              if Centro’s TSR is equal to or exceeds the TSR of 80% of the LPTs ranked, 100% of the Performance Options will vest;

•              if Centro’s TSR exceeds the TSR of 50% of the LPTs ranked but does not equal or exceed the TSR of 80% of the LPTs ranked, the percentage of Options that will vest will be X% where:

X	=	40+ [2 x (P-50)]

And

P	–	the percentage of the LPTs ranked that Centro’s TSR is equal to or exceeds (expressed as a whole number, rounding up any fraction, e.g., 67.5% = 68);

•              if Centro’s TSR is equal to the TSR of 50% of the LPTs ranked, 40% of the Performance Options will vest; and

•              if Centro’s TSR is below the TSR of 50% of the LPTs ranked, none of the Performance Options will vest.

If a Performance Option does not vest on the Vesting Day it will expire on that day.

2.5          Change of Control

In the event that any third party gains control of more than 50% of Centro’s issued Securities prior to July 31, 2010, the Vesting Condition will be deemed to have been met.  In this scenario, the exercise period for your Options would commence on the date of the change in control under the takeover bid (i.e. the date that the bidder notifies the Australian Securities Exchange that it and its associates have a relevant interest in more than 50% of Centro’s Securities) and would end at the end of the takeover period.

Alternatively, if Centro disposes of more than 50% of its ownership of CWMJV, or another employing entity within Centro then employing you, the vesting condition will be deemed to have been met in full.  In this scenario, the exercise period for your options would begin on the date of the disposal and would end at a date to be determined by the Board.  At the end of the takeover period, any unexercised options shall expire and terminate on such date.

2.6          Exercise of Options

Once an Option vests, and subject to the Rules of the Plan and paragraphs 2.8 and 2.9 below, you may exercise the Option at any time until the earlier of when you cease employment with a Centro Employer or expiry of the Option.

2.7          Expiry of Options

If your Options do not expire on the Vesting Day, they will expire at the end of ten years from the day of their issue.  This will be on July 31, 2017.  If you do not, or are unable to, exercise your Options by that day, your Options will expire at the end of that day.

2.8          Cessation of employment

If you cease to be an employee of a Centro Employer, you (or your legal personal representative) may still exercise your Options in certain circumstances.  Those circumstances differ according to whether or not your Options have vested.

2.8.1        Options which have not vested

If you leave employment with a Centro Employer before your options have vested as a result of termination by a Centro Employer without “cause” or by you for “good reason” (both as defined in your Employment Agreement), the Board will allow you (or your personal representative) to exercise some or all of those options during a period not exceeding 3 months subject to applicable laws or regulations.  The number of options you may exercise will be determined as follows:

•              Time Options

Options will vest based on a proportion of the time served by the executive since the grant date.

•              Performance Options

Options will vest by reference to the result of a test of the vesting condition (as outlined above) for the period up to the last trading day of the calendar month preceding the date of termination.

2.8.2        Vested Options

If you cease employment with a Centro Employer and all or some of your options have vested but have not been exercised, you may exercise those options within 12 months of ceasing employment (but not after they expire if that occurs within the 12 months period).

2.9          US Transfer Restrictions for the Options the and Securities

Neither the Options nor the Securities issuable upon exercise of the Options have been, or will be, registered under the US Securities Act 1933, as amended (the “Securities Act”), or any other U.S. state or other securities laws.  The Options and the Securities have not been approved, disapproved by any U.S. federal, state or other securities commission or regulatory authority.

The Options and the Securities issuable upon exercise of the Options constitute restricted securities within the meaning of Rule 144 under the Securities Act.  The Options or Securities may be offered, sold or otherwise transferred only:

(a)	outside of the United States in an offshore transaction meeting the requirements of Rule 903 or Rule 904 of Regulation S under the Securities Act;

(b)	pursuant to an exemption from registration under the Securities Act provided by Rule 144 under the Securities Act (if available);

(c)	to a person whom it reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A under the Securities Act; or

(d)

pursuant to an effective reorganization statement under the Securities Act covering the shares, and in each case in accordance with any applicable securities laws of any state of the United States or other jurisdiction.

3.             How to exercise your Options

To exercise your Options you must complete the Notice of Exercise in the form set out on the back of the Option Certificate; and deliver the completed Notice to the Company Secretary together with payment of the Exercise Price for each Option exercised and the amount assessed as withholding tax on the difference between the market price on the date of exercise and the exercise price.  Alternatively, you may make use of an Australian based broker to enable you to sell some or all of your securities on the exercise of your option and to finance the exercise until settlement of the sale contract.

If you choose to avail yourself of the financing arrangement, you will instruct the broker to pay the exercise price to Centro on your behalf on the date of exercise and to sell at least sufficient Securities on market (to cover the exercise cost, brokerage and withholding tax).  The broker would recover these funds from the sale proceeds on Settlement Day, 3 days after sale, and deliver the withholding tax amount to Centro.  The cost of this arrangement will be covered within the brokerage fee.  The broker will then deliver the remainder of the Securities or the net proceeds to you.

Further details of this arrangement will be provided to you prior to the date of vesting.

Sufficient Securities will then be sold on the exercise of your Option to repay the loan to the broker, and to cover the broker’s fee for this service as well as the income tax payable on the exercise of your options which will need to be collected via withholding by your employer.  You can then either elect to receive the balance of the Securities registered in your name or you can elect for all of the Securities under Option to be sold and the after tax sales proceeds paid to you.  Further details of this arrangement will be communicated to you in due course.

4.             Currency protection

Your ability to gain any benefits of participation in this Plan are not intended to be influenced by any changes in the exchange rate between the American Dollar (US$) and Australian Dollar (A$) between the Grant Date and the Vesting Day.  At the Vesting Day, the value of the underlying Securities will be subject to an adjustment (“Foreign Exchange Adjustment”) to reflect any movement in A$/US$ exchange rate between the Grant Date and the Vesting Day that will impact the value receivable from the options at vesting.

The Foreign Exchange Adjustment will be determined at the Vesting Day in the following manner:

•	Calculate the A$ profit, being the difference between the market value of the Centro Securities at the date the option vests and the Exercise Price of the Option (the “Option Profit”)

•	Calculating the US$ value of the Option Profit by using the average exchange rate between the A$ and US$ for the calendar month prior to the Vesting Day (“Profit at Vesting Exchange Rate”); and

•	Calculating the US$ value of the Option Profit by using the average exchange rate between the A$ and US$ for the calendar month prior to the Grant Date (“Profit at Grant Exchange Rate”).

If the Profit at Vesting Exchange Rate is less than the Profit at Grant Exchange Rate, Centro will make a payment to you equal to the difference.  If at the Vesting Day, the Profit at Vesting Exchange Rate is greater than the Profit at Grant Exchange rate, you will be required to reimburse Centro the difference (see 4.1 below).

The Foreign Exchange Adjustment will only apply in the event that an Option Profit in A$ is made at the Vesting Day (i.e. the market value of the Centro Securities at vesting is greater than the Exercise Price).

By applying for Options under the Plan, you will also be accepting the application of the Foreign Exchange Adjustment to any Options granted to you.

4.1          Payment of the Foreign Exchange Adjustment

If at the Vesting Day the Option Profit at the Vesting Exchange Rate is less than the Profit at Grant Exchange Rate, Centro will make a cash payment to you equal to the difference.  This payment will be made via the US payroll as soon as practicable after the vest date.

If at the Vesting Day the Option Profit at Vesting Exchange Rate is greater than the Profit at Grant Exchange Rate, you will be liable to pay to Centro an amount equal to the difference.  This payment will become due at the earlier of the exercise of your Options, the options expire or your ceasing employment with a Centro Employer after the Vesting Day.

5.             Taxation

US tax laws can be complex and their consequences depend upon your own particular circumstances.  Set out in the attached document is a summary of the tax implications of the Plan.  It does not constitute tax advice nor any recommendation by Centro concerning tax.  You should obtain your own tax advice in relation to participating in the Plan.

This letter and the enclosed copy of Rules of the Plan together set out all of the terms of issue of the Options.  You should retain this letter and the Rules in a safe place for future reference.

If you have any questions in relation to this letter, please contact:

John Newman-Morris on +61 3 8847 0041
(email john.newman-morris@centro.com.au); or

John Watt on +61 3 8847 0130
(email john.watt@centro.com.au)

Yours sincerely

Brian Healey
Chairman